[Letterhead of Mantyla McReynolds]


March 19,  2001

United States Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of Little Creek , Inc., a Utah corporation (the"Registrant"),
          SEC File No. 000-28325, to be filed on or about
          March 19, 2001, covering the registration and issuance of 140,000 shares of common stock to four individual consultants.


Ladies and Gentlemen:

     We hereby consent to the use of our report for the years ended July 31, 2000, in the above-referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

Sincerely,


/S/MANTYLA MCREYNOLDS
Mantyla McReynolds